EX-(d)(4)(h)(i)

AMENDMENT TO SCHEDULE A OF

SUB-ADVISORY AGREEMENT

LINCOLN VARIABLE INSURANCE PRODUCT TRUST

THIS AMENDMENT TO SCHEDULE A, effective October 1, 2015, is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“Lincoln Investment Advisors”) and Delaware Investments Fund Advisers, a series of Delaware Management Business Trust, a Delaware statutory trust (Delaware).

Recitals

1.    Lincoln Investment Advisors currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.    Lincoln Investment Advisors has contracted with Delaware to serve as sub- adviser to the LVIP Delaware Bond Fund (the “Fund”) pursuant to a Sub- Advisory Agreement dated January 4, 2010;

3.    Delaware and Lincoln Investment Advisors have agreed to reduce the sub- advisory fee on the Fund.

Representations

A.    Delaware represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Delaware makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Delaware.

B.    Lincoln Investment Advisors represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of this revised fee schedule has been obtained from the Trust’s Board of Trustees at the in-person meetings held on September 14, 2015 and September 15, 2015.

Amendment

Now therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties agree as follows:

1.    The Recitals are incorporated herein and made a part hereof.

2.    The Representations made herein are incorporated and made a part hereof.

3.     Schedule A shall be deleted and replaced with the attached amended Schedule A effective October 1, 2015, to reflect a reduction in the sub-advisory fee for the Fund paid by Lincoln Investment Advisors to Delaware.

4.     The Agreement, as amended by this Amendment, is ratified and confirmed.

5.     This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

LINCOLN INVESTMENT ADVISORS CORPORATION

ATTEST:	BY:	/s/ Kevin J. Adamson
Kevin J. Adamson

TITLE:	TITLE:	President

DELAWARE INVESTMENTS FUND ADVISERS

ATTEST:	BY:	/s/ Susan L. Natalini

TITLE:	TITLE:	Senior Vice President

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

Fund	Annual Rate as a Percent of Average Daily Net Assets

LVIP Delaware Bond Fund	REDACTED

LVIP Delaware Growth and Income Fund	REDACTED

LVIP Money Market Fund	REDACTED

LVIP Delaware Social Awareness Fund	REDACTED

LVIP Delaware Special Opportunities Fund	REDACTED

3